MEDIA CONTACT: Amy Toth S&T Bancorp, Inc. Director of Corporate Communications 724.618.5689 amy.toth@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp Announces Retirement of Steven J. Weingarten From Board of Directors

INDIANA, Pa. - January 29, 2024 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, announced today that Steven J. Weingarten, 65, has decided to retire from the board of directors and will not stand for re-election at the company’s 2024 Annual Meeting of Shareholders in May.

“Steve has provided invaluable insights and guidance during his nine years on S&T’s board of directors, serving on numerous committees,” said Christine Toretti, chair of the S&T board of directors. “His legal expertise has played an important role in helping S&T enhance many governance practices, which will also serve to guide our future.”

Weingarten served as a managing partner of McNees, Wallace and Nurick from 2002 to 2006. He previously served on the board of Integrity Bancshares Inc. from 2003 until it was acquired by S&T in March 2015. Weingarten retired from practicing law in April 2019.

“We thank Steve for his service and valued counsel,” said Chris McComish, chief executive officer. “His enthusiasm and dedication to S&T will be missed.”
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is an $9.6 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. S&T Bank was recently named by Forbes as a 2023 Best-in-State Bank. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.